Exhibit 3.2

As Restated
Effective April 22, 2020
BYLAWS
OF
SYNOVUS FINANCIAL CORP.

ARTICLE I.
OFFICES

Section 1.    Principal Office.  The principal office for the transaction of the business of the corporation shall be located in Muscogee County, Georgia, at such place within said County as may be fixed from time to time by the Board of Directors.

Section 2.    Other Offices.  Branch offices and places of business may be established at any time by the Board of Directors at any place or places where the corporation is qualified to do business, whether within or without the State of Georgia.

ARTICLE II.
SHAREHOLDERS’ MEETINGS

Section 1.    Meetings, Where Held.  Any meeting of the shareholders of the corporation, whether an annual meeting or a special meeting, may be held either at the principal office of the corporation or at any place in the United States within or without the State of Georgia.

Section 2.     Annual Meetings.  The annual meeting of the shareholders of the corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place as is determined by the Board of Directors of the corporation each year. Provided, however, that if the Board of Directors shall fail to set a date for the annual meeting of shareholders in any year, that the annual meeting of the shareholders of the corporation shall be held on the fourth Thursday in April of each year; provided, that if said day shall fall upon a legal holiday, then such annual meeting shall be held on the next day thereafter ensuing which is not a legal holiday. Unless determined otherwise by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all annual meetings.

Section 3.    Special Meetings.  A special meeting of the shareholders of the corporation, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or one or more shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation. Such a call for a special meeting must state the purpose of the meeting. Unless otherwise determined by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all special meetings. This section, as it relates to the call of a special meeting of the shareholders of the corporation by one or more shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 4.    Notice of Shareholder Business and Director Nominations.

(a)Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting only (1) pursuant to the corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4, is entitled to vote at the meeting, and complies with the notice procedures set forth in this Section 4.

(b)In addition to any other applicable requirements, for nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 4, timely notice of any nominations of persons for election to the Board of Directors or of any other business to be brought before an annual meeting of shareholders by a shareholder must be provided in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation) and such business must constitute a proper subject to be brought before such meeting. To be in proper form, such shareholder’s notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the Proxy Statement in connection with such annual meeting as a nominee and to serving as a director if elected), (B) evidence reasonably satisfactory to the corporation that such nominee has no interests that would limit such nominee’s ability to fulfill his or her duties of office and (C) a statement whether each such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s Corporate Governance Guidelines; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the corporation that are owned beneficially and/or held of record by such shareholder and such beneficial owner, as well as information on (A) any hedging activities entered into by such shareholder or beneficial owner or derivative positions held or beneficially held by such shareholder or beneficial owner in each case with respect to shares or other equity interests of the corporation and (B) any other transactions, series of transactions, agreements, arrangements or understandings that have been entered into by or on behalf of such shareholder or beneficial owner the effect or intent of which is to increase or decrease the voting power or economic ownership of such shareholder or beneficial owner with respect to shares or other equity interests of the corporation. In addition, if the shareholder intends to solicit proxies from the shareholders of the corporation, such shareholder’s notice shall notify the corporation of this intent. If a shareholder fails to notify the corporation of his or her intent to solicit proxies and does in fact solicit proxies, the chairman shall have the authority, in his or her discretion, to strike the proposal or nomination by the shareholder.

(c)Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting at which directors are to be elected only pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4(c), is entitled to vote at the meeting, and complies with the notice procedures set forth in Section 4(b)(1). Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by this Section 4 is timely provided in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the date of such special meeting (or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Board of Directors is first made by the corporation).

(d)For purposes of this Section 4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(e)Only those persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible for election as directors at any meeting of shareholders. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any shareholders meeting except in accordance with the procedures set forth in this Section 4. This Section 4 applies to proposals made or sought to be made at any meeting, whether or not such proposals are sought to be included in the corporation’s proxy statement pursuant to the federal proxy rules. The chairman shall, if the facts warrant, determine and declare to the meeting that business has not been properly brought before the meeting in accordance with the provisions of this Section 4, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. In addition, if the chairman of the meeting determines that a nomination of a director or directors was not made in accordance with the procedures specified in this Section 4, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 4.

(f)Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the federal securities laws and the rules and regulations thereunder with respect to the matters set forth in this Section 4; provided, however, that references in these bylaws to the federal securities laws or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 4(a) or 4(b) of these bylaws. Nothing in this bylaw shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 5.    Notice of Meetings.  Unless waived, notice of each annual meeting and of each special meeting of the shareholders of the corporation shall be given to each shareholder of record entitled to vote, not less than ten (10) days nor more than sixty (60) days prior to said meeting. Such notice shall specify the place, day and hour of the meeting; and in the case of a special meeting, it shall also specify the purpose or purposes for which the meeting is called. Within thirty (30) days of receipt from the shareholders of the corporation of sufficient written demands for a special meeting which comply with and satisfy the requirements of Article 1, Section 3, for the call of a special meeting, the Secretary of the corporation will issue notice calling for a special meeting of the shareholders to be held within sixty (60) days of such notice.

Section 6.    Waiver of Notice.  Notice of an annual or special meeting of the shareholders of the corporation may be waived by any shareholder, either before or after the meeting; and the attendance of a shareholder at a meeting, either in person or by proxy, shall of itself constitute waiver of notice and waiver of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except when a shareholder attends solely for the purpose of stating, at the beginning of the meeting, an objection or objections to the transaction of business at such meeting.

Section 7.    Quorum, Voting and Proxy.  Shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall constitute a quorum at a shareholders’ meeting. Any shareholder may be represented and vote at any shareholders’ meeting by proxy, which such shareholder has duly executed in writing or by any other method permitted by the Official Code of Georgia Annotated, filed with the Secretary of the corporation on or before the date of such meeting; provided, however, that no proxy shall be valid for more than 11 months after the date thereof unless otherwise specified in such proxy. Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.

Section 8.    Voting Rights.  The voting rights of shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 9.    No Meeting Necessary When.  Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

ARTICLE III.
DIRECTORS

Section 1.    Number.  The Board of Directors of the corporation shall consist of not less than 8 nor more than 25 Directors. The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation may, from time to time, by resolution fix the number of Directors to comprise said Board. This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 2.    Election and Tenure.  Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term expiring at the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death. Except as provided in Article III, Section 10 of these bylaws, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (a) the Secretary of the corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for directors set forth in Article II, Section 4 of these bylaws and (b) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.

Section 3.    Powers.  The Board of Directors shall have authority to manage the affairs and exercise the powers, privileges and franchises of the corporation as they may deem expedient for the interests of the corporation, subject to restrictions imposed by law, the terms of the Articles of Incorporation, bylaws and such policies and directions as may be prescribed from time to time by the shareholders of the corporation.

Section 4.    Meetings.  The annual meeting of the Board of Directors shall be held without notice immediately before the annual meeting of the shareholders of the corporation, on the same date and at the same place as said annual meeting of the shareholders. The Board by resolution may provide for regular meetings, which may be held without notice as and when scheduled in such resolution. Special meetings of the Board may be called at any time by the Chairman of the Board, the Chief Executive Officer, the Lead Director, or by any two or more Directors.

Section 5.    Notice and Waiver; Quorum.  Notice of any special meeting of the Board of Directors shall be given to each Director personally or by mail, telegram, cablegram or telephone, or by any other means customary for expedited business communications, at least one day prior to the meeting. Such notice may be waived, either before or after the meeting; and the attendance of a Director at any special meeting shall of itself constitute a waiver of notice of such meeting and of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except where a Director states, at the beginning of the meeting, any such objection or objections to the transaction of business. A majority of the Board of Directors shall constitute a quorum at any Directors’ meeting.

Section 6.    No Meeting Necessary, When.  Any action required by law or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the Directors or committee members. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

Section 7.    Telephone Conference Meetings.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 8.    Voting.  At all meetings of the Board of Directors each Director shall have one vote and, except as otherwise provided herein or provided by law, all questions shall be determined by a majority vote of the Directors present.

Section 9.    Removal.  Any one or more Directors or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation at any shareholders’ meeting with respect to which notice of such purpose has been given. This section, as it relates to the removal of Directors of the corporation by the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 10.    Vacancies.  Any vacancy occurring in the Board of Directors caused by the removal of a Director pursuant to Section 9 of this Article III shall be filled by the shareholders, or if authorized by the shareholders, by the Board of Directors. Any other vacancy occurring in the Board of Directors, including, without limitation, vacancies occurring by reason of an increase in the number of directors comprising the Board or the death, resignation, retirement, disqualification or removal of any Director other than pursuant to Section 9 of this Article III, may be filled by the Board of Directors or the shareholders until the next succeeding annual meeting of shareholders and until a successor is duly elected and qualified. Vacancies in the Board of Directors filled by the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum, or the sole remaining Director, as the case may be.

Section 11.    Dividends.  The Board of Directors may not make a distribution to the shareholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution. The effect of the distribution shall be determined as set forth in Section 14-2-640 of the Georgia Business Corporation Code.

Section 12.    Committees.  In the discretion of the Board of Directors, said Board from time to time may elect or appoint, from its own members, an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and such other committee or committees as said Board may see fit to establish. Each such committee shall consist of two or more Directors, and each shall possess such powers and be charged with such responsibilities as are delegated by the Board by resolution, subject to the limitations imposed in these bylaws and by applicable law.

Executive Committee
The Executive Committee shall, during the intervals between meetings of the corporation’s Board of Directors, possess and may exercise any and all powers of the corporation’s Board of Directors in the management and direction of the business and affairs of the corporation in which specific direction has not been given by the corporation’s Board of Directors.
Section 13.    Officers and Salaries.  The Board of Directors shall elect all officers of the corporation and shall approve the remuneration, including remuneration from employee benefit plans, of all officers, except that the Board of Directors shall not have the responsibility to approve salaries for officers who are not executive officers.

Section 14.    Compensation of Directors.  Directors shall be entitled to receive compensation for their service as Directors and such fees and expenses, if any, for attendance at each regular or special meeting of the Board and any adjournments thereof, as may be fixed from time to time by resolution of the Board, and such fees and expenses shall be payable even though an adjournment be had because of the absence of a quorum; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of either standing or special committees may be allowed such compensation as may be provided from time to time by resolution of the Board for serving upon and attending meetings of such committees.

ARTICLE IV.
OFFICERS

Section 1.    Selection.  The Board of Directors at each annual meeting shall elect or appoint a Chief Executive Officer, a President, a Secretary and a Treasurer, each to serve for the ensuing year and until his successor is elected and qualified, or until his earlier resignation, removal from office, or death. The Board of Directors, at such meeting, may or may not, in the discretion of the Board, elect a Chairman of the Board, one or more Vice Chairmen of the Board, a Chief Operating Officer, one or more Vice Chairmen of the corporation, one or more Chairmen of the Board-Emeritus and/or one or more Vice Presidents and, also may elect or appoint one or more Assistant Vice Presidents and/or one or more Assistant Secretaries and/or one or more Assistant Treasurers. When more than one Vice President is elected, they may, in the discretion of the Board, be designated Executive Vice President, First Vice President, Second Vice President, etc., according to seniority or rank, and any person may hold two or more offices, except that neither the Chief Executive Officer nor President shall also serve as the Secretary.

Section 2.    Removal, Vacancies.  Any officers of the corporation may be removed from office at any time by the Board of Directors, with or without cause. Any vacancy occurring in any office of the corporation may be filled by the Board of Directors.

Section 3.    Chief Executive Officer.  The Chief Executive Officer shall, under the direction of the Board of Directors, have responsibility for the general direction of the corporation’s business, policies and affairs. The Chief Executive Officer shall have such other authority and perform such other duties as usually appertain to the chief executive office in business corporations or as are provided by the Board of Directors.

Section 4.    President.  The President shall, under the direction of the Chief Executive Officer, have direct superintendence of the corporation’s business, policies, properties and affairs. The President shall have such further powers and duties as from time to time may be conferred upon or assigned to such officer by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 5.    Vice Presidents.  The Executive Vice Presidents, if any, and Vice Presidents shall have such powers and duties as from time to time may be conferred upon or assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President. An Executive Vice President or other officer may be responsible for the assignment of duties to subordinate Vice Presidents.

Section 6.    Secretary.  It shall be the duty of the Secretary to keep a record of the proceedings of all meetings of the shareholders and Board of Directors; to keep the stock records of the corporation; to notify the shareholders and Directors of meetings as provided by these bylaws; and to perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President or Board of Directors. Any Assistant Secretary, if elected, shall perform the duties of the Secretary during the absence or disability of the Secretary and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Secretary or Board of Directors.

Section 7.    Treasurer.  The Treasurer shall keep, or cause to be kept, the financial books and records of the corporation, and shall faithfully account for its funds. He shall make such reports as may be necessary to keep the Chairman of the Board, the Chief Executive Officer, the President and Board of Directors fully informed at all times as to the financial condition of the corporation, and shall perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, President or Board of Directors. Any Assistant Treasurer, if elected, shall perform the duties of the Treasurer during the absence or disability of the Treasurer, and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Treasurer or Board of Directors.

ARTICLE V.
CONTRACTS, ETC.

Section 1.    Contracts, Deeds and Loans.  All contracts, deeds, mortgages, pledges, promissory notes, transfers and other written instruments binding upon the corporation shall be executed on behalf of the corporation by the Chairman of the Board, if elected, Chief Executive Officer, the President, or by such other officers or agents as the Board of Directors may designate from time to time. Any such instrument required to be given under the seal of the corporation may be attested by the Secretary or Assistant Secretary of the corporation.

Section 2.    Proxies.  The Chairman of the Board, Chief Executive Officer, any Vice Chairman of the Board, any Vice Chairman of the corporation, the President, any Executive Vice President,

Secretary or Treasurer of the corporation shall have full power and authority, on behalf of the corporation, to attend and to act and to vote at any meetings of the shareholders, bond holders or other security holders of any corporation, trust or association in which the corporation may hold securities, and at and in connection with any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such securities and which as owner thereof the corporation might have possessed and exercised if present, including the power to execute proxies and written waivers and consents in relation thereto. In the case of conflicting representation at any such meeting, the corporation shall be represented by its highest ranking officer, in the order first above stated. Notwithstanding the foregoing, the Board of Directors may, by resolution, from time to time, confer like powers upon any other person or persons.

ARTICLE VI.
CHECKS AND DRAFTS

Checks and drafts of the corporation shall be signed by such officer or officers or such other employees or persons as the Board of Directors may from time to time designate.
ARTICLE VII.
STOCK

Section 1.    Certificates of Stock.  Shares of capital stock of the corporation shall be issued in certificate or book-entry form. Certificates shall be numbered consecutively and entered into the stock book of the corporation as they are issued. Each certificate shall state on its face the fact that the corporation is a Georgia corporation, the name of the person to whom the shares are issued, the number and class of shares (and series, if any) represented by the certificate and their par value, or a statement that they are without par value. In addition, when and if more than one class of shares shall be outstanding, all share certificates of whatever class shall state that the corporation will furnish to any shareholder upon request and without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued by the corporation.

Section 2.     Signature; Transfer Agent; Registrar.  Share certificates shall be signed by the President or Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, and shall bear the seal of the corporation or a facsimile thereof. The Board of Directors may from time to time appoint transfer agents and registrars for the shares of capital stock of the corporation or any class thereof, and when any share certificate is countersigned by a transfer agent or registered by a registrar, the signature of any officer of the corporation appearing thereon may be a facsimile signature. In case any officer who signed, or whose facsimile signature was placed upon, any such certificate shall have died or ceased to be such officer before such certificate is issued, it may nevertheless be issued with the same effect as if he continued to be such officer on the date of issue.

Section 3.    Stock Book.  The corporation shall keep at its principal office, or at the office of its transfer agent, wherever located, with a copy at the principal office of the corporation, a book, to be known as the stock book of the corporation, containing in alphabetical order the name of each shareholder of record, together with his address, the number of shares of each kind, class or series of stock held by him and his social security number. The stock book shall be maintained in current condition. The stock book, including the share register, or the duplicate copy thereof maintained at the principal office of the corporation, shall be available for inspection by any shareholder at any meeting of the shareholders upon request and shall also be made available for inspection and copying upon the request of any shareholder owning in excess of 2% of the corporation’s common stock, which request must be made in accordance with the provisions of Section 14-2-1602 of the Official Code of Georgia Annotated, as amended. The information contained in the stock book and share register may be stored on punch cards, magnetic tape, or any other approved information storage devices related to electronic data processing equipment, provided that any such method, device, or system employed shall first be approved by the Board of Directors, and provided further that the same is capable of reproducing all information contained therein, in legible and understandable form, for inspection by shareholders or for any other proper corporate purpose.

Section 4.    Transfer of Stock; Registration of Transfer.  The stock of the corporation shall be transferred only by surrender of the certificate and transfer upon the stock book of the corporation. Upon surrender to the corporation, or to any transfer agent or registrar for the class of shares represented by the certificate surrendered, of a certificate properly endorsed for transfer, accompanied by such assurances as the corporation, or such transfer agent or registrar, may require as to the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable laws relating to securities transfers and the collection of taxes, it shall be the duty of the corporation, or such transfer agent or registrar, to issue a new certificate, cancel the old certificate and record the transactions upon the stock book of the corporation.

Section 5.    Registered Shareholders.  Except as otherwise required by law, the corporation shall be entitled to treat the person registered on its stock book as the owner of the shares of the capital stock of the corporation as the person exclusively entitled to receive notification, dividends or other distributions, to vote and to otherwise exercise all the rights and powers of ownership and shall not be bound to recognize any adverse claim.

Section 6.    Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action affecting the interests of shareholders, the Board of Directors may fix, in advance, a record date. Such date shall not be more than seventy (70) nor less than ten (10) days before the date of any such meeting nor more than seventy (70) days prior to any other action. In each case, except as otherwise provided by law, only such persons as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting and any adjournment thereof, to express such consent or dissent, or to receive payment of such dividend or such allotment of rights, or otherwise be recognized as shareholders for any other related purpose, notwithstanding any registration of a transfer of shares on the stock book of the corporation after any such record date so fixed.

Section 7.    Lost Certificates.  When a person to whom a certificate of stock has been issued alleges it to have been lost, destroyed or wrongfully taken, and if the corporation, transfer agent or registrar is not on notice that such certificate has been acquired by a bona fide purchaser, a new certificate may be issued upon such owner’s compliance with all of the following conditions, to-wit: (a) He shall file with the Secretary of the corporation, and the transfer agent or the registrar, his request for the issuance of a new certificate, with an affidavit setting forth the time, place and circumstances of the loss; (b) He shall also file with the Secretary, and the transfer agent or the registrar, a bond with good and sufficient security acceptable to the corporation and the transfer agent or the registrar, or other agreement of indemnity acceptable to the corporation and the transfer agent or the registrar, conditioned to indemnify and save harmless the corporation and the transfer agent or the registrar from any and all damage, liability and expense of every nature whatsoever resulting from the corporation’s or the transfer agent’s or the registrar’s issuing a new certificate in place of the one alleged to have been lost; and (c) He shall comply with such other reasonable requirements as the Chief Executive Officer, the President or the Board of Directors of the corporation, and the transfer agent or the registrar shall deem appropriate under the circumstances.

Section 8.    Replacement of Mutilated Certificates. A new certificate may be issued in lieu of any certificate previously issued that may be defaced or mutilated upon surrender for cancellation of a part of the old certificate sufficient in the opinion of the Secretary and the transfer agent or the registrar to duly identify the defaced or mutilated certificate and to protect the corporation and the transfer agent or the registrar against loss or liability. Where sufficient identification is lacking, a new certificate may be issued upon compliance with the conditions set forth in Section 7 of this Article VII.

ARTICLE VIII.
INDEMNIFICATION AND REIMBURSEMENT

Subject to any express limitations imposed by applicable law, every person now or hereafter serving as a director, officer, employee or agent of the corporation and all former directors and officers, employees or agents shall be indemnified and held harmless by the corporation from and against the obligation to pay a judgement, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the corporation; (b) because he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or an accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Reasonable expenses incurred in any proceeding shall be paid by the corporation in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
The foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other right to which those indemnified may be entitled, and the corporation may provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.
The provisions of this Article VIII shall cover proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. In the event of death of any person having a right of indemnification or advancement of expenses under the provisions of this Article VIII, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. If any part of this Article VIII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.
ARTICLE IX.
MERGERS, CONSOLIDATIONS AND OTHER DISPOSITIONS OF ASSETS

The affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall be required to approve any merger or consolidation of the corporation with or into any corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia. This Article shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.
ARTICLE X.
CRITERIA FOR CONSIDERATION OF TENDER OR OTHER OFFERS

Section 1.    Factors to Consider.  The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(ii) whether a more favorable price could be obtained for the corporation’s securities in the future;

(iii) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

(iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;

(v) the value of the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and

(vi) any antitrust or other legal or regulatory issues that are raised by the offer.

Section 2.    Appropriate Actions.  If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

ARTICLE XI.
AMENDMENT

Except as otherwise specifically provided herein, the bylaws of the corporation may be altered, amended or added to by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the Directors then holding office at any meeting of the Board of Directors.

14